UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2020

AssetMark Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38980	30-0774039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1655 Grant Street, 10th Floor Concord, California	94520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 521-2200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AMK	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 30, 2020 (the “Closing Date”), AssetMark Financial Holdings, Inc. (the “Company”), as borrower, entered into a Credit Agreement (the “New Credit Agreement”) with Bank of Montreal, as administrative agent (the “Administrative Agent”).  Joint lead arrangers and joint bookrunners were Bank of Montreal; JP Morgan Chase, N.A; US Bank National Association; and Wells Fargo Bank, National Association. The existing and future wholly owned material domestic subsidiaries of the Company, as guarantors (the “Guarantors”), and the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders and letter of credit issuers (the “Lenders”).

The New Credit Agreement provides for a new senior secured credit facility in an aggregate principal amount of $250 million, consisting of a revolving credit facility with commitments in an aggregate principal amount of $250 million (the “New Revolving Credit Facility” and the loans thereunder, the “New Revolving Loans”), with an accordion option of up to $25,000,000.

$75 million of the New Revolving Credit Facility was drawn on the Closing Date, the proceeds of which, together with cash on hand, were used to repay in full the Company’s obligations under that certain Credit Agreement, dated as of November 14, 2018 (as amended on June 28, 2019, the “Prior Credit Agreement”), by and among the Company, AssetMark Holdings LLC, Credit Suisse AG, Cayman Islands Branch, and the lenders party thereto. In connection with such repayment in full, the Prior Credit Agreement, the commitments thereunder and the guarantees and security interests with respect thereto were terminated and released, as applicable. The remaining portion of the New Revolving Credit Facility are available to finance the working capital needs and for other general corporate purposes of the Company (including acquisitions, investments, dividends and share repurchases permitted under the New Credit Agreement).

The New Revolving Loans bear interest at a rate per annum equal to, at the Company’s option, either (i) LIBOR plus a margin based on the Company’s Total Leverage Ratio (as defined in the New Credit Agreement) or (ii) the Base Rate (as defined in the New Credit Agreement) plus a margin based on the Company’s Total Leverage Ratio. The margin will have ranges of between 1.00% and 2.625% for base rate loans and between 2.00% and 3.625% for LIBOR loans The Company will pay a commitment fee based on the average daily unused portion of the commitments under the New Revolving Credit Facility, a letter of credit fee equal to the margin then in effect with respect to the LIBOR loans under the New Revolving Credit Facility, a fronting fee and any customary documentary and processing charges for any letter of credit issued under the New Credit Agreement.

The New Revolving Credit Facility is not subject to amortization and will mature on December 30, 2024.

The New Credit Agreement contains (i) certain customary representations and warranties, (ii) certain customary affirmative covenants, (iii) certain customary negative covenants and (iv) certain customary events of default, including certain events of bankruptcy. Upon and during the continuance of a bankruptcy event of default, each New Revolving Loan will bear interest at a rate per annum equal to 2% plus the rate that otherwise would be applicable to such New Revolving Loan.

The foregoing description of the terms of the New Credit Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure required by this Item 1.02 is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Item 9.01(d) – Exhibits

Exhibit Number	Description of Exhibit
10.1

Credit Agreement, dated as of December 30, 2020 by and among AssetMark Financial Holdings, Inc., Bank of Montreal, as the Administrative Agent, the Guarantors party thereto, and the Lenders party thereto

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AssetMark Financial Holdings, Inc.
Date: December 30, 2020	/s/ Charles Goldman
Charles Goldman President and Chief Executive Officer